Exhibit 3.43(a)
State of Delaware Secretary of State Division of Corporations Delivered 03:45 PM 06/24/2008 FILED 03:42 PM 06/24/2008 SRV 080724746 — 4566387 FILE STATE of DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE o/FORMATION First: The name of the limited liability company is Concrete Acquisition H, LLC Second: The address of its registered office in the State of Delaware is 615Somh Dupom Hwy in the City of D w e r — P E 1990 1 . The name of its Registered agent at suck address is Capitol Services, Inc. Third: (Use this paragraph only if the company is to have a specific efTective date of dissolution: “The latest date on which the limited liability company is to dissolve is -”) Fourth: (Insert any other matters the members determine to include herein.) In Witness Whereof, the undersigned have executed this Certificate of Formation this :24th day of J” 20 Q8 •